Exhibit 15.1

March 7, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the annual report on Form 20-F dated March 7, 2024, of Stevanato Group S.p.A. and are in agreement with the statements contained in the second, third and fourth paragraphs under the section “Change in Registrant’s Certifying Accountant” therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EY S.p.A.